Exhibit 99.1

INSPIRED REPORTS STRONG FISCAL YEAR 2018 RESULTS

●	Fiscal 2018 Revenues Increase 15.4% Driven by Growth Across Business Segments
●	Net Loss Narrows Significantly Year Over Year
●	Fiscal 2018 Adjusted EBITDA[1] Increases 32.9% to $54.1 Million
●	Revenues for Fourth Quarter Fiscal 2018 of $35.6 million and Adjusted EBITDA of $16.3 million

New York, New York, December 10, 2018 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for its fiscal year ended September 30, 2018.

Fiscal 2018 revenue and Adjusted EBITDA increased 15.4% and 32.9% year over year, to $141.4 million and $54.1 million, respectively. Revenue growth was achieved across both business segments primarily driven by the continued rollout of terminals in Greece, new customer revenue in Interactive and Virtual Sports, and an increase in revenue from new channels offered to existing customers. Adjusted EBITDA margin2 increased to 39.5%, from 34.7% in the prior year, primarily as a result of a more profitable revenue mix, more effective business processes, and operating leverage in the cost structure.

Revenue and Adjusted EBITDA for the fourth quarter of fiscal 2018 were $35.6 million and $16.3 million, respectively. Fourth quarter of fiscal 2017 had significant nil margin sales of $1.0 million and hardware sales to Colombia of $2.9 million. Excluding these sales, revenue and Adjusted EBITDA grew 14.0% and 37.2% for the quarter, respectively, illustrating the revenue momentum and operating leverage inherent in the recurring revenue business model.

Summary of Consolidated Fourth Quarter and Fiscal Year 2018 Financial Results (unaudited)

	Year Ended			Quarter Ended
	September 30,		Change	September 30,		Change
	2018	2017	(%)	2018	2017	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$141.4	$122.5	15.4%	$35.6	$35.1	1.4%
Net Operating Gain (Loss)	$(7.3)	$(11.9)	NM [2]	$(3.7)	$0.2	NM [2]
Net (loss)	$(20.6)	$(49.1)	NM	$(11.9)	$(9.3)	NM
Net (loss) per diluted share	$(0.99)	$(2.68)	NM	$(0.57)	$(0.46)	NM
Non-GAAP Measures:
Adjusted EBITDA[1]	$54.1	$40.7	32.9%	$16.3	$13.9	17.2%

1Reconciliation to GAAP shown below.

2Percentage change is not meaningful

1 See “Non-GAAP Financial Measures” for definition.

2 Calculated as Adjusted EBITDA as a percent of Adjusted Revenue. See “Non-GAAP Financial Measures” below for definition.

“In all measures, we are pleased with our performance in fiscal year 2018. Both of our segments delivered revenue growth and we were able to increase our Adjusted EBITDA margin by 475 basis points, leading us to report Adjusted EBITDA of $54.1 million, up 32.9% from $40.7 million last year,” said Lorne Weil, Executive Chairman of Inspired.

Mr. Weil continued, “While we continue to focus on maintaining that growth, we are also intentionally targeting growth across our businesses in North America. I am optimistic that we can execute on this strategy much as we have done in Greece, where, in less than two years, we have grown the Virtual Sports business exponentially, recently adding another channel of content, and have become the largest supplier of terminals in the marketplace.”

Mr. Weil added, “We believe North America will ramp up and become a larger part of our business. We recently launched Virtual Sports for our first major US lottery customer and we received a warm reception and positive feedback on our products at the G2E tradeshow in Las Vegas. North American lottery and gaming operators are looking for innovative new products that have proven performance, and with Greece as an example, we believe our products will scale.”

Fiscal 2018 and Recent Highlights

Server Based Gaming (“SBG”)

●	Installed Base Increased 15.6% Year Over Year – Overall installed base increased to 33,194 due to the continued terminal rollout in Greece and growth from new contract awards in the UK Licensed Betting Office (“LBO”) estate.

●	Total OPAP Terminals Installed Increased to 5,500 – Inspired’s roll out into Greece continued during the period, with approximately 5,500 terminals installed as of September 30, 2018. During the period, 3,000 terminals were awarded, taking the Company’s contracted total to 8,360 terminals, which should be installed and live by the middle of 2019. The performance of Inspired’s Greek terminals continues to be strong compared to other suppliers.

●	Strong Growth in Italy Estate – Inspired has increased its Customer Gross Win per unit per day in Italy by 14.0% (in Euros) compared to the same period last year, principally driven by new content releases.

●	Sisal Contract Extension and Additional VLT Terminals in Italy - During the period, the Company signed a contract extension with Sisal for a further four years, which included the provision of 2,024 VLT terminals.

●	Contract Extensions with Paddy Power and Betfred – Contract extensions included additional deployments of terminals, further increasing the size of the Company’s UK LBO estate.

●	New Flex 4K™ Cabinet – The latest SBG cabinet went into trials in the UK LBO market in fiscal 2018.

●	New Sabre Hydra™ electronic table game (“ETG”) cabinet – Completed the outright sale of over 150 Sabre Hydra terminals to three customers during fiscal 2018.

Virtual Sports

●	First Major US Lottery Launched Virtual Sports – The Pennsylvania Lottery went live with Virtual Sports in August in over 9,000 venues, more than 1,600 of which have monitors that display Virtual sports via two dedicated channels.

●	Additional Virtual Sports Operators – Number of Virtual Sports operators increased to 97 live worldwide (as of September 30, 2018), up 14.1% from the same time last year, including:
o	Approximately 250 venues with Boylesports in Ireland
o	Over 400 retail venues with Fortuna in Poland
o	Both retail and online channels of Veikkaus, Finland’s National Lottery

●	New Virtual Sports Channel with OPAP – OPAP has added an additional Virtual Sports channel for Inspired’s Football Matchday™. This game is customized together with OPAP to provide a product specifically for Greek players and plays alongside Inspired’s Rush Football 2®, which has been offered since April 2017.

●	Signed Contract to be Exclusive Virtual Sports Provider to Bet Stars – Inspired announced a worldwide exclusive contract to provide scheduled and on-demand Virtual Sports online to Bet Stars, part of The Stars Group, one of the world’s largest regulated online gaming operators.

●	New Interactive Operators Live – By the end of the period, Inspired’s Interactive business was live with 27 customers, having launched content with 17 new mobile gaming customers during fiscal 2018.
●	Virtual Sports Launched with Danske Spil – The Company reached an agreement with the Danish National Lottery, Danske Spil, to supply Virtual Sports to retail venues operated by Danske Spil across Denmark, which went live in November 2018.

●	Collaboration with IWG to Provide First Instant Win Virtual Sports – Inspired and IWG, the award-winning supplier of online instant win games, have partnered together to deliver a new vertical for North American lotteries – instant win versions of certain Virtual Sports.
●	Launch of New Virtual Grand National with Paddy Power – Inspired’s Virtual Grand National went live on a dedicated channel across Paddy Power’s UK and Ireland retail estates in over 620 stores.

●	EGR B2B Award for Virtual Sports Provider of the Year – For the third consecutive year, Inspired received the coveted award.
●	Virgo™ RGS Live in Italy with SNAI – We launched our Virgo™ RGS and premium omni-channel casino content in Italy with SNAI and will soon launch with Sisal, Eurobet and Betsson’s StarCasino.

Financial

●	Refinancing – During the period, the Company announced the completion of an approximately $150 million refinancing of its borrowing facilities in a series of transactions.

●	Change in Fiscal Year End – Inspired has changed its fiscal year end from September 30 to December 31. With this fiscal year change, the Company intends to file transitional financial information for the period from October 1, 2018 to December 31, 2018.

“During the fiscal year, we were able to perform well across all segments and successfully strengthen our balance sheet, reduce our interest rate and add cash and undrawn capacity by refinancing our senior bank debt,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “We believe this focus on strengthening our operations and our balance sheet in order to improve free cash flow will help us to deliver on our goals and strategic priorities.”

Management Outlook and Commentary

Recently it was announced that the reduction in the maximum FOBT betting stake mandated by the Triennial Review would be accelerated from October 2019 to April 2019. This does not change the Company’s estimate of the projected impact of the reduction in stake on our Adjusted EBITDA, after taking into account multiple moving pieces, of approximately $10 million to $11 million annually on a steady state basis. However, the acceleration in start date alters the timing of many of these pieces, including the benefits of the mitigation action to be taken by the Company’s LBO customers, and therefore Management is not comfortable providing calendar 2019 guidance at this time.

Overview of Consolidated Full Year Results

Total revenue for the year ended September 30, 2018 increased by $18.8 million year over year, or 15.4%, to $141.4 million on a reported basis. Favorable currency movements3 accounted for $7.8 million of the increase, which was partly offset by a $1.6 million decrease due to six fewer days in the 2018 period4. On a like-for-like5 basis, revenue increased by $12.6 million, or 10.4%.

SBG revenue increased by $9.9 million, or 11.3%, on a like-or-like basis, comprised of growth in service revenue of $15.1 million offset by a reduction in hardware sales of $5.2 million.

SBG service revenue increased by $15.1 million, or 20.7%, on a like-for-like basis, primarily due to Greece driving total incremental revenue of $14.3 million, which included $6.8 million of additional participation revenue, $2.3 million of other recurring revenue and $5.2 million of additional revenue from software license sales.

The decrease in SBG hardware revenue was driven by lower hardware sales into Greece and Colombia of $5.4 million and $3.5 million, respectively. This was partly offset by SBG terminal sales in the UK of $2.1 million and Electronic Table Games (“ETG”) sales of $1.3 million.

Virtual Sports revenue increased by $2.7 million, or 8.1%, on a like-for-like basis, to $37.8 million, driven by new customer revenue in Interactive and new Virtual Sports customers in Greece, Ireland, Finland and Poland, as well as an increase in revenue from existing customers, due in part to additional channels offered. Growth was negatively affected by $1.7 million due to a reduction in revenue from long-term Virtual Sports licenses that have now come to an end, $0.7 million due to a timing difference in the 2018 contract renewal of a major customer and $0.5 million due to the recognition of revenues previously unreported to us in 2017. Excluding these items, underlying Virtual Sports revenue increased by $5.4 million, or 20.8%, with Virtual Sports land-based and online customers accounting for $4.2 million of the increase and $1.2 million from Interactive.

Cost of sales, excluding depreciation and amortization, which includes machine cost of sales, consumables, content royalties and connectivity costs, increased by $4.1 million, or 15.4%, on a reported basis, to $30.8 million. On a like-for-like basis, cost of sales increased by $2.5 million, or 9.6%.

Cost of service increased by $5.7 million, or 36.9%, on a like-for-like basis, mainly due to an increase in Greece SBG service costs of $3.5 million and an increase to service UK SBG terminals of $2.1 million.

Cost of hardware decreased by $3.2 million, or 29.6%, on a like-for-like basis, due to lower nil margin hardware sales in Greece and lower hardware sales in Colombia. This was partly offset by higher nil margin sales of the Flex 4k™ product terminal and other hardware sales in the UK, ETG and Italian markets.

SG&A expenses increased by $1.8 million, or 3.1%, on a reported basis, to $60.1 million. On a like-for-like basis, SG&A expenses decreased by $0.7 million, or 1.3%. This decrease was driven by staff related cost savings of $4.4 million, offset by additional public company costs of $1.8 million due to the prior period containing only nine months of post-Business Combination transaction expenses, as well as a decrease in labor capitalization of $1.1 million due to the mix of projects and incremental group restructuring costs of $0.5 million.

3 Currency movement is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for definition.

4 Days Movement is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for definition.

5 Adjusted for Currency Movement and Days Movement impacts. See “Non-GAAP Financial Measures” below for definition.

During the period, the Company incurred an impairment expense, considered to be outside the normal course of business, of $7.7 million, following a review of key strategic areas whereas the carrying value of these assets were deemed to be in excess of their current fair value. Of the total impairment, $4.9 million was related to intangible fixed assets, $0.6 million to accrued income, $1.9 million to prepayments and $0.3 million to trade and other debtors.

Depreciation and amortization increased by $8.0 million, or 23.7%, on a reported basis, to $41.8 million. On a like-for-like basis, depreciation and amortization increased by $6.2 million, or 18.6%. This increase was driven by additional machine and machine related depreciation on SBG of $1.7 million and additional amortization in connection with new platforms and games going live on SBG ($4.5 million) and Virtual Sports ($0.4 million). This increase was partly offset by a reduction of non-market specific depreciation and amortization of $0.4 million.

On a reported basis, net operating result improved from a loss of $11.9 million in 2017 to a loss of $7.3 million in 2018. On a like-for-like basis, net operating loss improved by $4.7 million, mainly due to an increase in revenue and reduction in transaction expenses, partly offset by higher cost of sales, depreciation and amortization, impairment expense and stock-based compensation.

Adjusted EBITDA, which the Company considers an important underlying business performance measure, increased by 32.9% year over year to $54.1 million before adjusting for foreign currency impact. After adjusting for foreign currency impact, Adjusted EBITDA increased 26.0%. Adjusted EBITDA is a non-GAAP financial measure. Our definition of the measure and its reconciliation to net loss are provided later in this release.

Operating Segment Review

Server Based Gaming

Server Based Gaming Key Performance Indicators (KPIs)

(unaudited)	Twelve-Month Period Ended		Variance
	September 30,		2018 vs 2017
	2018	2017		%

End of period installed base (# of terminals)	33,194	28,715	4,479	15.6%
Average installed base (# of terminals)	31,198	27,666	3,532	12.8%
Customer Gross Win per unit per day[1]	£112.91	£116.83	(£3.92)	(3.4)%
Customer Net Win per unit per day [1]	£80.58	£84.18	(£3.60)	(4.3)%
Inspired Blended Participation Rate	6.1%	6.0%	0.1%

(1) Includes all SBG terminals in which the Company takes a participation revenue share across all territories.

In the period ended September 30, 2018, SBG revenue increased $14.5 million, to $103.6 million, on a reported basis. On a like-for-like basis, SBG revenue increased by $9.9 million, or 11.3%.

SBG service revenue increased by $19.1 million, or 25.8%, on a reported basis. On a like-for-like basis, SBG service revenue increased by $15.1 million, or 20.7%, to $93.2 million, primarily due to an increase in Greece of $14.3 million, which included additional participation revenue of $6.8 million, other recurring revenue of $2.3 million, and $5.2 million of additional revenue from software license sales.

UK LBO Customer Gross Win per unit per day grew by 1.3%. These gains were offset by revised terms agreed on SBG contract renewals with three major UK LBO customers. The contract renewals allowed us to continue to generate revenue without the obligation to make further capital investment.

SBG hardware revenue decreased by $4.6 million to $10.5 million, on a reported basis. On a like-for-like basis, SBG hardware revenue decreased by $5.2 million, principally due to higher terminal sales in 2017 into Greece and Colombia totaling $5.4 million and $3.5 million, respectively. This was partly offset by higher sales in 2018 in the UK of $2.1 million and ETG sales of $1.3 million.

SBG cost of sales (excluding depreciation and amortization) increased by $3.6 million to $26.2 million, on a reported basis. On a like-for-like basis, cost of sales increased by $2.3 million. This was principally due to an increase in service costs of $5.5 million due to Greek SBG service costs of $3.5 million as well as additional UK machine consumable costs of $1.3 million and other cost of service in the UK of $0.8 million. This was partly offset by lower hardware costs of $3.2 million due to lower hardware sales in Greece and Colombia mitigating the higher hardware costs in the UK and ETG markets.

SBG SG&A expenses increased by $0.1 million to $15.7 million, on a reported basis. On a like-for-like basis, SBG SG&A decreased $0.5 million driven by staff related cost savings.

During the period, an impairment expense considered to be outside the normal course of business amounted to $4.7 million, on a reported basis, due to the review of key strategic areas by the Office of the Executive Chairman.

In the year ended September 30, 2018, SBG operating profit decreased by $1.8 million to $22.7 million, on a reported basis. On a like-for-like basis, SBG operating profit decreased by $2.8 million. This was primarily due to the impairment expense and additional depreciation and amortization, offset by an increase in revenue.

Virtual Sports

Virtual Sports Key Performance Indicators (KPIs)

(unaudited)	Twelve-Month Period ended		Variance
	September 30,		2018 vs 2017
Virtuals	2018	2017		%

End of Period # Live Customers	97	85	12	14.1%
Average # Live Customers	91	81	9	11.6%
Total revenue (£’000)	£27,944	£26,312	£1,632	6.2%
Total revenue (£’000) – Retail	£17,171	£16,357	£814	5.0%
Total revenue (£’000) – Scheduled Online Virtuals	£8,048	£8,159	(£111)	(1.4)%
Total revenue (£’000) – Interactive	£2,725	£1,796	£928	51.7%
Average revenue per customer per day (£)	£846	£875	(£29)	(3.3)%

Virtual Sports revenue increased $4.3 million, on a reported basis. On a like-for-like basis, Virtual Sports revenue increased by $2.7 million, or 8.1% to $37.8 million.

Recurring revenue from Virtual Sports land-based and online increased $4.2 million in fiscal 2018, due to new customer revenue in Finland of $0.5 million as well as continued growth in Greece, UK, Ireland, Poland and Italy of $1.8 million, $0.9 million, $0.4 million, $0.3 million and $0.2 million, respectively. Interactive revenue increase by $1.2 million driven by further penetration into the mobile marketplace, where the number of our customers increased from 10 to 27. This growth was negatively affected by $1.7 million due to a reduction in revenue from long-term Virtual Sports licenses that have now come to an end, $0.7 million due to a timing difference in the 2018 contract renewal of a major customer and $0.5 million due to the recognition of revenues previously unreported to us in 2017.

Virtual Sports cost of service increased by $0.5 million to $4.6 million, on a reported basis. On a like-for-like basis, cost of service increased by $0.3 million, due to additional third-party costs payable on new recurring contracts.

Virtual Sports SG&A expenses increased by $1.3 million on a reported basis. On a like-for-like basis, Virtual Sports SG&A increased $1.0 million, which was primarily due to lower labor capitalization driven by project mix.

An impairment expense in the period due to the review of key strategic areas by the Office of the Executive Chairman amounted to $3.0 million, on a reported basis.

Virtual Sports operating profit decreased by $1.2 million to $16.0 million, on a reported basis. On a like-for-like basis this represented a decrease of $2.0 million. This was primarily due to the Impairment expense and additional SG&A, offset by an increase in revenue.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis and we believe that they are the most relevant measures of our performance. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional specified exclusions and adjustments. Such additional excluded amounts include stock-based compensation, U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring and integration (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted Revenue (Revenue Excluding Nil Margin Hardware Sales) is defined as revenue excluding hardware sales that are sold at nil margin with the intention of securing longer term recurring revenue streams. For the years ending September 24, 2016 and earlier, this measure also removed analogue sales, on the basis that such sales were no longer considered part of our core business.

Constant Currency. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as constant currency, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for constant currency movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a Constant Currency basis.

Days Movement represents values relating to the additional six days in the 2017 half year as compared to the 2018 half year using specific information where available and otherwise applying a straight-line method that reflects pro-rated values.

Like-for-Like Variance represents the difference between the results in our reporting currency calculated under GAAP and the results after adjusting for Currency Movement and Days Movement impacts.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss included elsewhere in this release, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 2:00 p.m. UK on Monday, December 10, 2018 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-877-870-4263 (US) or 1-412-317-0790 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until December 17, 2018 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10126707. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 30,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 100 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs more than 650 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. There can be no assurance that any matters covered by our forward-looking statements will develop as predicted, expected or implied. Readers should not place undue reliance on forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, which are available, free of charge, on the SEC’s website at www.sec.gov and on our site at www.inseinc.com.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 620-6737

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,
	2018	2017
Assets
Current assets
Cash	$22,451	$20,028
Accounts receivable, net	14,302	20,469
Inventory, net	5,210	5,011
Fair value of hedging instrument	747	—
Prepaid expenses and other current assets	15,842	17,692
Total current assets	58,552	63,200

Property and equipment, net	45,707	43,485
Software development costs, net	39,998	46,433
Other acquired intangible assets subject to amortization, net	5,723	9,240
Goodwill	45,818	47,076
Other assets	12,114	9,589
Total assets	$207,912	$219,023

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$14,400	$20,407
Accrued expenses	14,354	18,119
Earnout liability	8,021	—
Corporate tax and other current taxes payable	2,047	3,134
Deferred revenue, current	9,194	7,209
Other current liabilities	3,851	4,420
Current portion of long-term debt	—	7,369
Current portion of capital lease obligations	474	562
Total current liabilities	52,341	61,220

Long-term debt	131,225	115,396
Capital lease obligations, net of current portion	69	532
Deferred revenue, net of current portion	23,946	20,144
Earnout liability, net of current portion	—	16,728
Derivative liability	7,764	964
Other long-term liabilities	5,034	6,368
Total liabilities	220,379	221,352

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 49,000 shares designated; no shares issued and outstanding at September 30, 2018 and 2017
Common stock; $0.0001 par value; 49,000,000 shares authorized; 20,860,591 shares and 20,402,602 shares issued and outstanding at September 30, 2018 and 2017, respectively	2	2
Additional paid in capital	328,452	323,429
Accumulated other comprehensive income	58,580	53,145
Accumulated deficit	(399,501)	(378,905)
Total stockholders’ deficit	(12,467)	(2,329)
Total liabilities and stockholders’ deficit	$207,912	$219,023

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share data)

(Unaudited)

	For the Period Ended September 30,
	2018	2017

Revenue:
Service	$130,924	$107,496
Hardware	10,457	15,048
Total revenue	141,381	122,544

Cost of sales, excluding depreciation and amortization:
Cost of service	(22,601)	(15,845)
Cost of hardware	(8,179)	(10,839)
Selling, general and administrative expenses	(60,114)	(58,301)
Stock-based compensation expense	(7,424)	(4,235)
Impairment expense	(7,679)	—
Acquisition related transaction expenses	(864)	(11,411)
Depreciation and amortization	(41,832)	(33,810)
Net operating loss	(7,312)	(11,897)

Other income (expense)
Interest income	205	55
Interest expense	(20,648)	(29,358)
Change in fair value of earnout liability	8,707	(7,127)
Change in fair value of derivative liability	(5,500)	(385)
Other income (costs)	4,134	(218)
Total other expense, net	(13,102)	(37,033)

Net loss before income taxes	(20,414)	(48,930)
Income tax expense	(182)	(184)
Net loss	(20,596)	(49,114)

Other comprehensive income:
Foreign currency translation gain	273	18,697
Change in fair value of hedging instrument	261	—
Reclassification of gain on hedging instrument to comprehensive income	(308)	—
Actuarial gains on pension plan	5,209	1,343
Other comprehensive income	5,435	20,040

Comprehensive loss	$(15,161)	$(29,074)

Net loss per common share – basic and diluted	$(0.99)	$(2.68)

Weighted average number of shares outstanding during the period – basic and diluted	20,754,549	18,296,480

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

(Unaudited)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	capital	income	deficit	deficit

Balance as of September 24, 2016	11,801,369	$1	$614	$33,105	$(329,791)	$(296,071)
Foreign currency translation adjustments	—	—	—	18,697	—	18,697
Actuarial gains on pension plan	—	—	—	1,343	—	1,343
Shares issued in Merger	8,412,097	1	326,237	—	—	326,238
Earnout liability related to Merger (see Note 14)	—	—	(9,575)	—	—	(9,575)
Sale of common stock	164,536	—	1,645	—	—	1,645
Stock-based compensation expense	24,600	—	4,508	—	—	4,508
Net loss	—	—	—	—	(49,114)	(49,114)
Balance as of September 30, 2017	20,402,602	2	323,429	53,145	(378,905)	(2,329)
Foreign currency translation adjustments	—	—	—	273	—	273
Actuarial gains on pension plan	—	—	—	5,209	—	5,209
Change in fair value of hedging instrument	—	—	—	261	—	261
Reclassification of gain on hedging instrument to comprehensive income	—	—	—	(308)	—	(308)
Shares issued on exercise of warrants	50	—	1	—	—	1
Shares issued upon net settlement of RSUs and RSAs	457,939	—	(1,043)	—	—	(1,043)
Reclassification of RSUs from derivative liability due to stockholder approval of Second Incentive Plan	—	—	2,848	—	—	2,848
Reclassification of RSUs to derivative liability due to modification	—	—	(1,482)	—	—	(1,482)
Stock-based compensation expense	—	—	4,699	—	—	4,699
Net loss	—	—	—	—	(20,596)	(20,596)
Balance as of September 30, 2018	20,860,591	$2	$328,452	$58,580	$(399,501)	$(12,467)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	For the Period Ended September 30,
	2018	2017

Cash flows from operating activities
Net loss	$(20,596)	$(49,114)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	41,832	33,810
Stock-based compensation expense	7,115	4,235
Impairment expense	7,679	—
Change in fair value of derivative liability	5,500	385
Change in fair value of earnout liability	(8,707)	7,127
Foreign currency translation on senior bank debt	(3,355)	—
Initial classification of fair value of derivative liability	—	845
Non-cash interest expense relating to PIK loan notes	—	9,179
Non-cash interest expense relating to senior debt	6,752	6,846
Non-cash interest expense relating to financing fee amortization	—	1,188
Changes in assets and liabilities:
Accounts receivable	5,340	(4,566)
Inventory	(448)	2,737
Prepaid expenses and other assets	1,207	(5,952)
Corporate tax and other current taxes payable	(1,869)	(1,809)
Accounts payable	(4,054)	10,497
Other current liabilities	(69)	61
Deferred revenues and customer prepayment	6,498	6,831
Accrued expenses	(2,809)	(611)
Other long-term liabilities	(5,800)	(3,438)
Net cash provided by operating activities	34,216	18,251
Cash flows from investing activities
Purchases of property and equipment	(24,837)	(15,117)
Purchases of capital software	(18,096)	(20,268)
Net cash used in investing activities	(42,933)	(35,385)
Cash flows from financing activities
Proceeds from issuance of revolver and long-term debt	140,000	—
Repayments of finance leases	(544)	(557)
Repayments of revolver and long-term debt	(123,734)	(3,197)
Payment of financing costs	(4,569)	—
Cash received in connection with Merger	—	36,664
Proceeds from sale of common stock	—	1,645
Net cash provided by financing activities	11,153	34,555

Effect of exchange rate changes on cash	(13)	1,121
Net increase in cash	2,423	18,542
Cash, beginning of period	20,028	1,486
Cash, end of period	$22,451	$20,028

Supplemental cash flow disclosures
Cash paid during the period for interest	$16,723	$10,503
Cash paid during the period for income taxes	$7	$356
Supplemental disclosure of noncash investing and financing activities
Additional paid in capital from net settlement of RSUs	$(1,043)	$—
Additional paid in capital reclassified to derivative liability	$(1,482)	$—
Additional paid in capital reclassified from derivative liability	$2,848	$—
Derivative liability reclassified to accrued expenses	$126	$—
Fair value adjustment of PIK shareholder loans	$—	$174,990
Property and equipment acquired through capital lease	$—	$1,208
Senior debt exit premium	$4,200	$—

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands) (Unaudited)

	For the Twelve-Month Period ended

	September 30,	September 30,	Adjusted Sept 30,
(In thousands)	2018	2017	2017

Net loss	($20,596)	($49,114)	($48,196)

Items Relating to Legacy Activities:
Pension charges	527	631	620
(Credit)/Costs relating to former operations	16	(65)	(57)
Litigation Settlement	260	—	—

Items outside the normal course of business:
Costs of group restructure	2,786	2,447	2,447
Italian tax related costs	—	220	220
Transaction fees	864	11,411	11,411
Legal dispute	—	(107)	(107)

Stock-based compensation expense	7,424	4,235	4,235

Impairment expense	7,679	—	—
Depreciation and amortization	41,832	33,810	33,312
Total other expense, net	13,102	37,033	36,147
Income tax	182	184	184
Adjusted EBITDA	$54,076	$40,686	$40,217

Adjusted EBITDA	£40,151	£31,875	£31,508

Exchange Rate - $ to £	1.35	1.28	1.28

	For the Twelve-Month Period ended
	September 30,	September 30,	Adjusted June 30,
(In thousands)	2018	2017	2017

Net revenues	$141,381	$122,544	$120,982
Less Nil Margin Sales	(4,021)	(5,320)	(5,320)
Adjusted Revenue	$137,360	$117,224	$115,662

Adjusted Revenue	£101,760	£91,839	£90,616

Exchange Rate - $ to £	1.35	1.28	1.28

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(in thousands)

(Unaudited)

Twelve Months Ended September 30, 2018

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$93,161	$37,763	$—	$130,924
Hardware	10,457	—	—	10,457
Total revenue	103,618	37,763	—	141,381
Cost of sales, excluding depreciation and amortization:
Cost of service	(17,975)	(4,626)	—	(22,601)
Cost of hardware	(8,179)	—	—	(8,179)
Selling, general and administrative expenses	(15,693)	(7,503)	(36,918)	(60,114)
Stock-based compensation expense	(261)	(305)	(6,858)	(7,424)
Impairment expense	(4,715)	(2,964)	—	(7,679)
Acquisition related transaction expenses	—	—	(864)	(864)
Depreciation and amortization	(34,142)	(6,338)	(1,352)	(41,832)
Segment operating income (loss)	22,653	16,027	(45,992)	(7,312)

Net operating loss				(7,312)

Total assets at September 30, 2018	$103,378	$69,545	$34,989	$207,912

Total goodwill at September 30, 2018	$—	$45,818	$—	$45,818

Total capital expenditures for the period ended September 30, 2018	$35,262	$6,798	$202	$42,262

Twelve Months Ended September 30, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$74,072	$33,424	$—	$107,496
Hardware	15,048	—	—	15,048
Total revenue	89,120	33,424	—	122,544
Cost of sales, excluding depreciation and amortization:
Cost of service	(11,688)	(4,157)	—	(15,845)
Cost of hardware	(10,839)	—	—	(10,839)
Selling, general and administrative expenses	(15,569)	(6,168)	(36,564)	(58,301)
Stock-based compensation expense	(231)	(261)	(3,743)	(4,235)
Acquisition related transaction expenses	—	—	(11,411)	(11,411)
Depreciation and amortization	(26,367)	(5,587)	(1,856)	(33,810)
Segment operating income (loss)	24,426	17,251	(53,574)	(11,897)

Net operating loss				$(11,897)

Total assets at September 30, 2017	$113,692	$75,975	$29,356	$219,023

Total goodwill at September 30, 2017	$—	$47,076	$—	$47,076

Total capital expenditures for the period ended September 30, 2017	$22,921	$7,039	$2,768	$32,728